SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

RURAL/METRO CORPORATION

(Name of Registrant as Specified In Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11:

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.):

(4)	Proposed maximum aggregate value of transaction:

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(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement Number:

(3)	Filing party:

(4)	Date filed:

Rural/Metro Corporation mailed the following materials to certain stockholders on or about June 1, 2004.

JACK BRUCKER

President and Chief Executive Officer

June 1, 2004

Dear Fellow Stockholder:

We trust that you have received the proxy materials that were mailed to you recently in conjunction with Rural/Metro Corporation’s Annual Meeting of Shareholders to be held at 3 p.m. Thursday, June 10, 2004, at our corporate headquarters in Scottsdale, Arizona.

With the Annual Meeting about two weeks away, we wanted to remind you that it is very important that you sign and return your proxy voting instruction card, or to vote your shares by phone or the Internet as promptly as possible. Your prompt vote will assist us in controlling proxy solicitation expenses. A duplicate proxy voting instruction card and a return envelope are enclosed for your convenience.

If you are in the United States and vote your shares by telephone, you may simply dial the toll-free number 1-800-690-6903 and follow the instructions of the automated attendant. Stockholders residing outside of the United States are urged to vote their shares via the Internet at the Website http://www.proxyvote.com and follow the instructions provided.

In addition to re-electing two independent directors, the Company is seeking stockholder approval to amend its Certificate of Incorporation to increase the number of authorized common shares. Upon approval, the Company intends to issue approximately 5 million of those newly authorized shares to our lenders in exchange for the preferred shares they were issued under its amended credit agreement. For the reasons stated in the proxy statement previously mailed to you, we believe that the proposal benefits all of the Company’s stockholders. We strongly support this proposal and urge stockholders to cast “yes” votes in favor of the measure.

If you have already voted your shares, it is not necessary to do so again. However, if you have not voted, please sign the enclosed card or follow the telephone or on-line instructions and vote your shares promptly. Your vote is important to us. If you have any questions about the proxy, please feel free to contact our proxy solicitor, Morrow & Co., at (800) 607-0088 or our Investor Relations Department at (480) 606-3337.

Thank you for your investment in Rural/Metro Corporation and your continued interest in the future success of our organization.

Sincerely,

Jack Brucker

President and Chief Executive Officer

Important Legal Information: Rural/Metro filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) on May 10, 2004. Before making any voting decisions, investors and security holders are urged to read the proxy statement carefully in its entirety. Investors and security holders may obtain free copies of the definitive proxy statement, and other documents filed with, or furnished to, the SEC by Rural/Metro at the SEC’s website at http://www.sec.gov. The definitive proxy statement and other documents may also be obtained for free from Rural/Metro by writing to Investor Relations, Rural/Metro Corporation, 8401 E. Indian School Road, Scottsdale, AZ, 85251; Attn. Liz Merritt.

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